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              WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

                                  EXHIBIT 23.10


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sizzler(R) International, Inc.

As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statement file Number 333-38412, 333-47659 and 333-476661.



ARTHUR ANDERSEN LLP


Los Angeles, California
July 20, 2001


Supplemental Disclosures Related to the Andersen Consent:

Worldwide Restaurant Concepts, Inc. has attempted but has been unable to obtain a written consent from Andersen for them to be associated with the consolidated financial statements of the Company.

Investor's ability to recover any damages from Andersen may be substantially limited due to Andersen's limited operations, current and pending litigation, potentially limited capital resources and liability insurance coverage.